Exhibit 99(a)

NEWS RELEASE

April 20, 2020

Contact:	Lance A. Sellers
President and Chief Executive Officer

A. Joseph Lampron, Jr.
Executive Vice President and Chief Financial Officer

828-464-5620, Fax 828-465-6780

For Immediate Release

PEOPLES BANCORP ANNOUNCES FIRST QUARTER EARNINGS RESULTS

Peoples Bancorp of North Carolina, Inc. (NASDAQ: PEBK), the parent company of Peoples Bank, reported first quarter earnings results with highlights as follows:

First quarter highlights:

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Net earnings were $2.4 million or $0.40 basic and diluted net earnings per share for the three months ended March 31, 2020, as compared to $3.7 million or $0.61 basic and diluted net earnings per share for the same period one year ago.
●
Total loans increased $57.0 million to $880.6 million at March 31, 2020, compared to $823.6 million at March 31, 2019.
●
Core deposits were $961.2 million or 97.69% of total deposits at March 31, 2020, compared to $887.6 million or 97.74% of total deposits at March 31, 2019.

Lance A. Sellers, President and Chief Executive Officer, attributed the decrease in first quarter net earnings to a decrease in net interest income, an increase in the provision for loan losses and an increase in non-interest expense, which were partially offset by an increase in non-interest income during the three months ended March 31, 2020, compared to the three months ended March 31, 2019, as discussed below.

Net interest income was $11.2 million for the three months ended March 31, 2020, compared to $11.4 million for the three months ended March 31, 2019. The decrease in net interest income was primarily due to a $284,000 increase in interest expense, which was partially offset by a $67,000 increase in interest income. The increase in interest income was primarily attributable to an increase in the average outstanding balance of fed funds sold, compared to the same period last year. The increase in interest expense was primarily due to an increase in interest rates on deposits. Net interest income after the provision for loan losses was $9.7 million for the three months ended March 31, 2020, compared to $11.2 million for the three months ended March 31, 2019. The provision for loan losses for the three months ended March 31, 2020 was $1.5 million, compared to $178,000 for the three months ended March 31, 2019. The increase in the provision for loan losses is primarily attributable to increases in the qualitative factors applied in the Company’s Allowance for Loan and Lease Losses (“ALLL”) model due to the impact to the economy from the COVID-19 pandemic and a $57.0 million increase in loans from March 31, 2019 to March 31, 2020. The ALLL model also includes reserves on $57.4 million in loans with payment modifications made in March 2020 as a result of the COVID-19 pandemic.

Non-interest income was $4.6 million for the three months ended March 31, 2020, compared to $4.1 million for the three months ended March 31, 2019. The increase in non-interest income is primarily attributable to a $488,000 increase in appraisal management fee income due to an increase in the volume of appraisals.

Non-interest expense was $11.4 million for the three months ended March 31, 2020, compared to $10.9 million for the three months ended March 31, 2019. The increase in non-interest expense was primarily attributable to a $77,000 increase in salaries and benefits expense, a $184,000 increase in occupancy expense and a $372,000 increase in appraisal management fee expense. The increase in salaries and benefits expense was primarily attributable to an increase in salary expense primarily due to annual salary increases and an increase in insurance costs. The increase in occupancy expense was primarily due to increases in depreciation and maintenance expenses. The increase in appraisal management fee expense was primarily due to an increase in the volume of appraisals.

Income tax expense was $467,000 for the three months ended March 31, 2020, compared to $785,000 for the three months ended March 31, 2019. The effective tax rate was 16.48% for the three months ended March 31, 2020, compared to 17.63% for the three months ended March 31, 2019.

Total assets were $1.2 billion as of March 31, 2020, compared to $1.1 billion at March 31, 2019. Available for sale securities were $201.5 million as of March 31, 2020, compared to $184.4 million as of March 31, 2019. Total loans were $880.6 million as of March 31, 2020, compared to $823.6 million as of March 31, 2019.

Non-performing assets were $4.0 million or 0.32% of total assets at March 31, 2020, compared to $2.9 million or 0.25% of total assets at March 31, 2019. Non-performing assets include $3.6 million in commercial and residential mortgage loans and $412,000 in other loans at March 31, 2020, compared to $2.7 million in commercial and residential mortgage loans, $89,000 in other loans and $27,000 in other real estate owned at March 31, 2019.

The allowance for loan losses at March 31, 2020 was $8.1 million or 0.92% of total loans, compared to $6.6 million or 0.80% of total loans at March 31, 2019. Management believes the current level of the allowance for loan losses is adequate; however, there is no assurance that additional adjustments to the allowance will not be required because of changes in economic conditions, regulatory requirements or other factors.

Deposits were $984.0 million at March 31, 2020, compared to $908.1 million at March 31, 2019. Core deposits, which include noninterest-bearing demand deposits, NOW, MMDA, savings and non-brokered certificates of deposit of denominations less than $250,000, were $961.2 million at March 31, 2020, compared to $887.6 million at March 31, 2019. Certificates of deposit in amounts of $250,000 or more totaled $22.7 million at March 31, 2020, compared to $20.4 million at March 31, 2019.

Securities sold under agreements to repurchase were $28.5 million at March 31, 2020, compared to $41.2 million at March 31, 2019. The decrease in securities sold under agreements to repurchase is primarily due to approximately $21.0 million transferred from securities sold under agreements to repurchase to MMDA during the third quarter of 2019.

Borrowings from the Federal Home Loan Bank of Atlanta (“FHLB”) totaled $70.0 million at March 31, 2020, compared to zero at March 31, 2019. The increase in FHLB borrowings reflects a new $70.0 million FHLB advance executed in February 2020 to take advantage of a ten-year convertible advance program available from the FHLB at a rate of 0.58%.

Junior subordinated debentures were $15.5 million at March 31, 2020, compared to $20.6 million at March 31, 2019. The decrease in junior subordinated debentures is the result of a $5.0 million redemption of the Company’s outstanding trust preferred securities during the fourth quarter of 2019.

Shareholders’ equity was $133.9 million, or 10.75% of total assets, at March 31, 2020, compared to $126.6 million, or 11.39% of total assets, at March 31, 2019. The Company repurchased 126,800 shares of its common stock during the three months ended March 31, 2020 under the Company’s stock repurchase program, which was funded in January 2020.

Peoples Bank currently operates 19 banking offices entirely in North Carolina, with offices in Catawba, Alexander, Lincoln, Mecklenburg, Iredell and Wake Counties. Peoples Bank also operates loan production offices in Lincoln, Mecklenburg and Durham Counties. The Company’s common stock is publicly traded and is quoted on the Nasdaq Global Market under the symbol “PEBK.”

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Act of 1995. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management and on the information available to management at the time that this release was prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate,” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, (1) competition in the markets served by Peoples Bank, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Securities and Exchange Commission, including but not limited to those described in the Company’s annual report on Form 10-K for the year ended December 31, 2020.

CONSOLIDATED BALANCE SHEETS
March 31, 2020, December 31, 2019 and March 31, 2019
(Dollars in thousands)

	March 31, 2020	December 31, 2019	March 31, 2019
	(Unaudited)	(Audited)	(Unaudited)
ASSETS:
Cash and due from banks	$46,164	$48,337	$35,318
Interest-bearing deposits	20,705	720	15,896
Federal funds sold	36,650	3,330	-
Cash and cash equivalents	103,519	52,387	51,214

Investment securities available for sale	201,514	195,746	184,428
Other investments	7,229	4,231	4,329
Total securities	208,743	199,977	188,757

Mortgage loans held for sale	6,149	4,417	361

Loans	880,564	849,874	823,557
Less: Allowance for loan losses	(8,112)	(6,680)	(6,561)
Net loans	872,452	843,194	816,996

Premises and equipment, net	18,370	18,604	18,247
Cash surrender value of life insurance	16,414	16,319	16,031
Accrued interest receivable and other assets	19,180	19,984	19,542
Total assets	$1,244,827	$1,154,882	$1,111,148

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Noninterest-bearing demand	$349,513	$338,004	$310,053
NOW, MMDA & savings	535,366	516,757	493,773
Time, $250,000 or more	22,725	34,269	20,362
Other time	76,354	77,487	83,926
Total deposits	983,958	966,517	908,114

Securities sold under agreements to repurchase	28,535	24,221	41,231
FHLB borrowings	70,000	-	-
Junior subordinated debentures	15,464	15,619	20,619
Accrued interest payable and other liabilities	13,014	14,405	14,600
Total liabilities	1,110,971	1,020,762	984,564

Shareholders' equity:
Series A preferred stock, $1,000 stated value; authorized
5,000,000 shares; no shares issued and outstanding	-	-	-
Common stock, no par value; authorized
20,000,000 shares; issued and outstanding
5,787,504 shares 3/31/20,
5,912,300 shares 12/31/19, 5,997,136 shares 3/31/19	56,871	59,813	62,151
Retained earnings	71,251	70,663	62,757
Accumulated other comprehensive income	5,734	3,644	1,676
Total shareholders' equity	133,856	134,120	126,584

Total liabilities and shareholders' equity	$1,244,827	$1,154,882	$1,111,148

CONSOLIDATED STATEMENTS OF INCOME
For the three months ended March 31, 2020 and 2019
(Dollars in thousands, except per share amounts)

	Three months ended
	March 31,
	2020	2019
	(Unaudited)	(Unaudited)
INTEREST INCOME:
Interest and fees on loans	$10,680	$10,619
Interest on due from banks	43	14
Interest on federal funds sold	123	-
Interest on investment securities:
U.S. Government sponsored enterprises	685	673
State and political subdivisions	641	834
Other	78	43
Total interest income	12,250	12,183

INTEREST EXPENSE:
NOW, MMDA & savings deposits	525	282
Time deposits	277	151
FHLB borrowings	64	46
Junior subordinated debentures	130	226
Other	45	52
Total interest expense	1,041	757

NET INTEREST INCOME	11,209	11,426
PROVISION FOR LOAN LOSSES	1,521	178
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	9,688	11,248

NON-INTEREST INCOME:
Service charges	1,108	1,093
Other service charges and fees	193	169
Gain on sale of securities	-	231
Mortgage banking income	322	147
Insurance and brokerage commissions	242	231
Appraisal management fee income	1,350	862
Miscellaneous	1,380	1,387
Total non-interest income	4,595	4,120

NON-INTEREST EXPENSES:
Salaries and employee benefits	5,724	5,647
Occupancy	1,921	1,737
Appraisal management fee expense	1,034	662
Other	2,770	2,870
Total non-interest expense	11,449	10,916

EARNINGS BEFORE INCOME TAXES	2,834	4,452
INCOME TAXES	467	785

NET EARNINGS	$2,367	$3,667

PER SHARE AMOUNTS
Basic net earnings	$0.40	$0.61
Diluted net earnings	$0.40	$0.61
Cash dividends	$0.30	$0.24
Book value	$23.13	$21.11

FINANCIAL HIGHLIGHTS
For the three months ended March 31, 2020 and 2019
(Dollars in thousands)

	Three months ended
	March 31,
	2020	2019
	(Unaudited)	(Unaudited)
SELECTED AVERAGE BALANCES:
Available for sale securities	$188,870	$189,790
Loans	861,634	815,203
Earning assets	1,103,948	1,013,310
Assets	1,196,938	1,091,822
Deposits	973,285	895,708
Shareholders' equity	134,186	125,349

SELECTED KEY DATA:
Net interest margin (tax equivalent)	4.14%	4.66%
Return on average assets	0.80%	1.36%
Return on average shareholders' equity	7.09%	11.86%
Shareholders' equity to total assets (period end)	10.75%	11.39%

ALLOWANCE FOR LOAN LOSSES:
Balance, beginning of period	$6,680	$6,445
Provision for loan losses	1,521	178
Charge-offs	(210)	(164)
Recoveries	121	102
Balance, end of period	$8,112	$6,561

ASSET QUALITY:
Non-accrual loans	$3,966	$2,802
90 days past due and still accruing	34	-
Other real estate owned	-	27
Total non-performing assets	$4,000	$2,829
Non-performing assets to total assets	0.32%	0.25%
Loans modifications related to COVID-19	$57,366	$-
Allowance for loan losses to non-performing assets	202.80%	231.92%
Allowance for loan losses to total loans	0.92%	0.80%

LOAN RISK GRADE ANALYSIS:

	Percentage of Loans
	By Risk Grade
	3/31/2020	3/31/2019
Risk Grade 1 (excellent quality)	0.52%	0.70%
Risk Grade 2 (high quality)	23.89%	24.99%
Risk Grade 3 (good quality)	63.29%	61.41%
Risk Grade 4 (management attention)	10.06%	10.57%
Risk Grade 5 (watch)	1.41%	1.56%
Risk Grade 6 (substandard)	0.83%	0.78%
Risk Grade 7 (doubtful)	0.00%	0.00%
Risk Grade 8 (loss)	0.00%	0.00%

At March 31, 2020, including non-accrual loans, there were two relationships exceeding $1.0 million in the Watch risk grade (which totaled $3.1 million). There were no relationships exceeding $1.0 million in the Substandard risk grade.